Exhibit 99.1

CONNECTONE BANCORP, INC. REPORTS

THIRD QUARTER 2025 RESULTS

CREDIT TRENDS REMAIN SOLID
NET INTEREST MARGIN WIDENING AS EXPECTED
DECLARES COMMON AND PREFERRED DIVIDENDS

Englewood Cliffs, N.J., October 30, 2025 (GLOBE NEWSWIRE) – ConnectOne Bancorp, Inc. (Nasdaq: CNOB) (the “Company” or “ConnectOne”), parent company of ConnectOne Bank (the “Bank”), today reported net income (loss) available to common stockholders of $39.5 million for the third quarter of 2025 compared with $(21.8) million for the second quarter of 2025 and $15.7 million for the third quarter of 2024. Diluted earnings (loss) per share were $0.78 for the third quarter of 2025 compared with $(0.52) for the second quarter of 2025 and $0.41 for the third quarter of 2024. On June 1, 2025, the merger with The First of Long Island Corporation (“FLIC”) was completed, thus operating results for the second quarter include one month of activity from FLIC.  Prior quarters include only the operations of ConnectOne.  Return on average assets was 1.16%, (0.73)% and 0.70% for the three months ended September 30, 2025, June 30, 2025 and September 30, 2024, respectively. Return on average tangible common equity was 14.74%, (8.42)% and 6.93% for the three months ended September 30, 2025, June 30, 2025 and September 30, 2024, respectively.

Operating net income available to common stockholders was $35.5 million for the third quarter of 2025, $23.1 million for the second quarter of 2025 and $16.1 million for the third quarter of 2024. Operating diluted earnings per share were $0.70 for the third quarter of 2025, $0.55 for the second quarter of 2025 and $0.42 for the third quarter of 2024. The third quarter of 2025 results included several nonrecurring items that contributed to the overall increase in net income available to common stockholders and diluted EPS.  Notably, these items included a $6.6 million Employee Retention Tax Credit (“ERTC”) and a $3.5 million defined benefit pension plan curtailment gain, which were partially offset by $2.9 million in merger and restructuring expenses. See additional discussion of these nonrecurring items in the “Operating Results” section below.  Operating return on average assets was 1.05%, 0.89% and 0.72% for the three months ended September 30, 2025, June 30, 2025 and September 30, 2024, respectively. Operating return on average tangible common equity was 12.55%, 9.29% and 7.03% for the three months ended September 30, 2025, June 30, 2025 and September 30, 2024, respectively. See supplemental tables for a complete reconciliation of GAAP earnings to operating earnings, and other non-GAAP measures.

The increase in net income available to common stockholders and diluted earnings per share during the third quarter of 2025 when compared to the second quarter of 2025 was primarily due to a $30.2 million reduction in the provision for credit losses.  The decrease was primarily due to an initial provision of $27.4 million related to the merger with FLIC that was recorded during the second quarter of 2025. Also contributing to the increase in earnings was a $23.1 million increase in net interest income, a $15.0 million decrease in noninterest expenses and a $14.2 million increase in noninterest income.  These items were partially offset by an increase in income tax expense of $21.3 million. The increase in net income available to common stockholders and diluted earnings per share during the third quarter of 2025 when compared to the third quarter of 2024 was primarily due to a $41.1 million increase in net interest income and a $14.7 million increase in noninterest income.  These increases were partially offset by an increase in noninterest expense of $20.0 million, an increase in income tax expense of $10.3 million, and an increase in the provision for credit losses of $1.7 million.

“ConnectOne’s strong third quarter performance highlights the team’s disciplined execution and commitment to deepening client relationships while delivering on the Bank’s strategic objectives,” commented Frank Sorrentino, ConnectOne’s Chairman and Chief Executive Officer. “With our first full quarter post-merger, we’re operating seamlessly as one organization, realizing the positive financial benefits of the combination and expanded footprint.”

“Supported by solid momentum across the business, our loan and deposit pipeline is healthy, further propelled by our expansion on Long Island.  Our third quarter client deposits increased at an annualized rate of 4.0% since June 30, 2025 while loans increased over 5.0%.” Mr. Sorrentino added, “The merger has also significantly improved our loan and deposit mix, net interest margin, and profitability ratios. During the quarter, our net interest margin expanded five basis points sequentially to 3.11% while our spot margin exceeded 3.20% at quarter-end. Additionally, pre-provision net operating revenue increased to 1.61% from 1.52% last quarter and from 1.13% year-over-year.”

“Our credit quality remains sound and stable, with nonperforming assets at just 0.28% and annualized net charge-offs below 0.20%. Noninterest income continues to build, operating efficiency is improving, and capital ratios remain strong with the Company’s total risk-based capital ratio at 13.88% and a tangible common equity ratio of 8.36%.”

Mr. Sorrentino concluded, “To date, we’ve built a strong, high-performing franchise. Looking ahead, we’re maintaining a clear focus on our strategic priorities, driving profitable growth, and creating sustainable long-term value for shareholders.”

Dividend Declarations

The Company announced that its Board of Directors declared a cash dividend on both its common stock and its outstanding preferred stock. A cash dividend on common stock of $0.18 per share will be paid on December 1, 2025, to common stockholders of record on November 14, 2025. A dividend of $0.328125 per depositary share, representing a 1/40th interest in a share of the Company’s 5.25% Fixed Rate Reset Non-Cumulative Perpetual Preferred Stock, Series A, will also be paid on December 1, 2025 to holders of record on November 14, 2025.

Operating Results

Fully taxable equivalent net interest income for the third quarter of 2025 was $103.2 million, an increase of $23.3 million, or 29.3%, from the second quarter of 2025.  The increase from the second quarter of 2025 was primarily due to a 5 basis-point widening of the net interest margin to 3.11% from 3.06%, and a 25.8% increase in average interest earning assets.  The increase in average interest-earning assets was primarily due to the merger with FLIC.  The margin benefited from a 12 basis-point decrease in the average costs of deposits, including noninterest-bearing deposits.  The decrease in average costs of deposits was partially offset by increases in the cost of subordinated debentures and borrowings.  The Company redeemed $75 million of subordinated debentures with a rate of 9.92% on September 15, 2025.  The net interest margin for the third quarter was negatively impacted by the outstanding subordinated debentures and by excess cash balances, due to merger-related re-positioning.

Fully taxable equivalent net interest income for the third quarter of 2025 increased $41.4 million, or 67.2%, from the third quarter of 2024, due to a 44 basis-point widening of the net interest margin to 3.11% from 2.67%, and a 43.1% increase in average interest earning assets.  The increase in average interest-earning assets was primarily due to the merger with FLIC.  The margin benefited from a 70 basis-point decrease in the average costs of deposits, including noninterest-bearing deposits, partially offset by an increase in cost of subordinated debt.

Noninterest income was $19.4 million in the third quarter of 2025, $5.2 million in the second quarter of 2025 and $4.7 million in the third quarter of 2024. During the third quarter of 2025, the Company realized a $6.6 million one-time benefit related to the ERTC, a federal program under the CARES Act intended to encourage employee retention during the COVID19 pandemic. Additionally, the Company also recognized a $3.5 million defined benefit pension plan curtailment gain. The gain resulted from freezing the FLIC defined benefit pension plan on September 30, 2025. Excluding the impact of these two non-recurring items, noninterest income increased $4.1 million during the third quarter of 2025 compared to the linked quarter. The increases were due to a $1.3 million increase in net gains on equity securities, a $1.3 million increase in deposit, loan and other income, a $0.8 million increase in BOLI income and a $0.7 million increase in net gains on sale of loans held-for-sale (primarily SBA loans). The increases in deposit, loan and other income and BOLI income were primarily due to the merger with FLIC. Excluding the aforementioned ERTC and defined pension plan curtailment gain, noninterest income increased by $4.6 million during the third quarter compared to the third quarter of 2024. The increases were due to a $2.0 million increase in deposit, loan and other income, a $1.2 million increase in net gains on equity securities, a $0.8 million increase in BOLI income and a $0.5 million increase in net gains on sale of loans held-for-sale (primarily SBA loans). The increases in deposit, loan and other income and BOLI income were primarily due to the merger with FLIC.

Noninterest expenses were $58.7 million for the third quarter of 2025, $73.6 million for the second quarter of 2025 and $38.6 million for the third quarter of 2024. The decrease of $15.0 million during the third quarter of 2025 when compared to the second quarter of 2025 was primarily due to a $28.8 million decrease in merger expenses, which was partially offset by a $7.2 million increase in salaries and employee benefits, a $1.9 million increase in amortization of core deposit intangibles, a $1.6 million increase in occupancy and equipment expenses and a $1.0 million restructuring and exit charge. The $20.0 million increase in noninterest expenses for the third quarter of 2025 when compared to the third quarter of 2024 was primarily due to a $9.4 million increase in salaries and employee benefits, a $2.9 million increase in amortization of core deposit intangibles, a $2.2 million increase in occupancy and equipment expenses and a $1.2 million increase in merger expenses. The variances from the third quarter of 2025 to the third quarter of 2024 were primarily due to the merger with FLIC.

Income tax expense (benefit) was $16.3 million for the third quarter of 2025, $(5.0) million for the second quarter of 2025 and $6.0 million for the third quarter of 2024. The effective tax rates were 28.4%, (19.7)% and 26.0% for the third quarter of 2025, second quarter of 2025 and third quarter of 2024, respectively. The variances in expense and rates for these periods were primarily due to the merger with FLIC. For 2026, our effective tax rate is estimated to be approximately 28.0%, reflecting statutory rates for metropolitan New York City, book/tax permanent differences, organizational structure and investment tax credits.

Asset Quality

The provision for credit losses was $5.5 million for the third quarter of 2025, $35.7 million for the second quarter of 2025 and $3.8 million for the third quarter of 2024. Included in the provision for the second quarter of 2025 was a $27.4 million initial provision for credit losses related to the FLIC merger. In each of the quarters presented, the provision for credit losses reflected net portfolio growth, charges related to individually evaluated loans, and changing macroeconomic forecasts and conditions.

Nonperforming assets, which includes nonaccrual loans and other real estate owned (the Bank had no other real estate owned during the periods reported), were $39.7 million as of September 30, 2025, $57.3 million as of December 31, 2024 and $51.3 million as of September 30, 2024. The decrease in nonaccrual loans was primarily due to the work out of three CRE relationships totaling $22.0 million.  Nonperforming assets as a percentage of total assets were 0.28% as of September 30, 2025, 0.58% as of December 31, 2024 and 0.53% as of September 30, 2024. The ratio of nonaccrual loans to loans receivable was 0.35%, 0.69% and 0.63%, as of September 30, 2025, December 31, 2024 and September 30, 2024, respectively. The annualized net loan charge-offs ratio was 0.18% for the third quarter of 2025, 0.22% for the second quarter of 2025 and 0.17% for the third quarter of 2024.

The allowance for credit losses represented 1.38%, 1.00% and 1.02% of loans receivable as of September 30, 2025, December 31, 2024, and September 30, 2024, respectively. The allowance for credit losses related to the loan portfolio increased $73.8 million to $156.5 million, compared to $82.7 million as of December 31, 2024. The increase was primarily due to the FLIC merger: $43.3 million of allowance recorded through goodwill related to the purchased credit-deteriorated loans and $27.4 million reflecting the initial provision for credit losses. The allowance for credit losses as a percentage of nonaccrual loans was 394.5% as of September 30, 2025, 144.3% as of December 31, 2024 and 160.8% as of September 30, 2024. Criticized and classified loans as a percentage of loans receivable was 2.59% as of September 30, 2025, down from 2.68% as of December 31, 2024 and up from 2.23% as of September 30, 2024. Loans delinquent 30 to 89 days were 0.08% of loans receivable as of September 30, 2025, up from 0.04% as of December 31, 2024 and down from 0.16% as of September 30, 2024.

Selected Balance Sheet Items

The Company’s total assets were $14.0 billion as of September 30, 2025, compared to $9.9 billion as of December 31, 2024. Loans receivable were $11.3 billion as of September 30, 2025 and $8.3 billion as of December 31, 2024. Total deposits were $11.4 billion as of September 30, 2025 and $7.8 billion as of December 31, 2024. The increase in total assets, loans receivable and total deposits were primarily due to the merger with FLIC.

The Company’s total stockholders’ equity was $1.5 billion as of September 30, 2025 and $1.2 billion as of December 31, 2024. The increase in total stockholders’ equity was primarily due to an increase in common stock of $270.8 million, which represented the fair value stock consideration issued for the FLIC merger, an increase in retained earnings of $13.5 million, and a decrease in the accumulated other comprehensive loss of $10.7 million. As of September 30, 2025, the Company’s tangible common equity ratio and tangible book value per share were 8.36% and $22.85, respectively, compared to 9.49% and $23.92, respectively, as of December 31, 2024. Total goodwill and other intangible assets were $278.7 million as of September 30, 2025, and $213.0 million as of December 31, 2024.

Use of Non-GAAP Financial Measures

In addition to the results presented in accordance with Generally Accepted Accounting Principles ("GAAP"), ConnectOne routinely supplements its evaluation with an analysis of certain non-GAAP measures. ConnectOne believes these non-GAAP financial measures, in addition to the related GAAP measures, provide meaningful information to investors in understanding our operating performance and trends. These non-GAAP measures have inherent limitations and are not required to be uniformly applied and are not audited. They should not be considered in isolation or as a substitute for an analysis of results reported under GAAP. These non-GAAP measures may not be comparable to similarly titled measures reported by other companies. Reconciliations of non-GAAP financial measures disclosed in this earnings release to the comparable GAAP measures are provided in the accompanying tables.

Third Quarter 2025 Results Conference Call

Management will also host a conference call and audio webcast at 10:00 a.m. ET on October 30, 2025 to review the Company's financial performance and operating results. The conference call dial-in number is 1 (646) 307-1963, access code 6150571. Please dial in at least five minutes before the start of the call to register. An audio webcast of the conference call will be available to the public, on a listen-only basis, via the "Investor Relations" link on the Company's website https://www.ConnectOneBank.com or at http://ir.connectonebank.com.

A replay of the conference call will be available beginning at approximately 1:00 p.m. ET on Thursday, October 30, 2025 and ending on Thursday, November 6, 2025 by dialing 1 (609) 800-9909, access code 6150571. An online archive of the webcast will be available following the completion of the conference call at https://www.ConnectOneBank.com or at http://ir.connectonebank.com.

About ConnectOne Bancorp, Inc.

ConnectOne Bancorp, Inc., is a modern financial services company that operates, through its subsidiary, ConnectOne Bank, and the Bank’s fintech subsidiary, BoeFly, Inc. ConnectOne Bank is a high-performing commercial bank offering a full suite of banking & lending products and services that focus on small to middle-market businesses. BoeFly, Inc. is a fintech marketplace that connects borrowers in the franchise space with funding solutions through a network of partner banks. ConnectOne Bancorp, Inc. is traded on the Nasdaq Global Market under the trading symbol "CNOB," and information about ConnectOne may be found at https://www.connectonebank.com.

This news release contains certain forward-looking statements which are based on certain assumptions and describe future plans, strategies, and expectations of the Company. These forward-looking statements are generally identified by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project," or similar expressions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, those factors set forth in Item 1A – Risk Factors of the Company’s Annual Report on Form 10-K, as filed with the U.S. Securities and Exchange Commission, as supplemented by the Company’s subsequent filings with the U.S. Securities and Exchange Commission, and changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company's market area, changes in accounting principles and guidelines and the impact of the health emergencies and natural disasters on the Company, its employees and operations, and its customers. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Investor Contact:

William S. Burns

Senior Executive Vice President & CFO

201.816.4474; bburns@cnob.com

Media Contact:

Shannan Weeks

MikeWorldWide

732.299.7890; sweeks@mww.com

CONNECTONE BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF FINANCIAL CONDITION
(in thousands)

	September 30,	December 31,	September 30,
	2025	2024	2024
	(unaudited)		(unaudited)
ASSETS
Cash and due from banks	$96,990	$57,816	$61,093
Interest-bearing deposits with banks	445,744	298,672	186,155
Cash and cash equivalents	542,734	356,488	247,248

Investment securities	1,252,202	612,847	646,713
Equity securities	20,133	20,092	20,399

Loans held-for-sale	—	743	—

Loans receivable	11,303,636	8,274,810	8,111,976
Less: Allowance for credit losses - loans	156,499	82,685	82,494
Net loans receivable	11,147,137	8,192,125	8,029,482

Investment in restricted stock, at cost	51,516	40,449	42,772
Bank premises and equipment, net	55,888	28,447	29,068
Accrued interest receivable	60,630	45,498	46,951
Bank owned life insurance	367,767	243,672	242,016
Right of use operating lease assets	29,283	14,489	14,211
Goodwill	215,611	208,372	208,372
Core deposit intangibles	63,119	4,639	4,935
Other assets	217,565	111,739	107,436
Total assets	$14,023,585	$9,879,600	$9,639,603

LIABILITIES
Deposits:
Noninterest-bearing	$2,513,102	$1,422,044	$1,262,568
Interest-bearing	8,856,193	6,398,070	6,261,537
Total deposits	11,369,295	7,820,114	7,524,105
Borrowings	833,443	688,064	742,133
Subordinated debentures, net	201,677	79,944	79,818
Operating lease liabilities	33,185	15,498	15,252
Other liabilities	47,641	34,276	38,799
Total liabilities	12,485,241	8,637,896	8,400,107

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Preferred stock	110,927	110,927	110,927
Common stock	857,765	586,946	586,946
Additional paid-in capital	37,934	36,347	34,995
Retained earnings	644,944	631,446	619,497
Treasury stock	(76,116)	(76,116)	(76,116)
Accumulated other comprehensive loss	(37,110)	(47,846)	(36,753)
Total stockholders' equity	1,538,344	1,241,704	1,239,496
Total liabilities and stockholders' equity	$14,023,585	$9,879,600	$9,639,603

CONNECTONE BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(dollars in thousands, except for per share data)

	Three Months Ended		Nine Months Ended
	09/30/25	09/30/24	09/30/25	09/30/24
Interest income
Interest and fees on loans	$165,937	$119,280	$413,604	$359,513
Interest and dividends on investment securities:
Taxable	12,033	4,740	24,457	13,757
Tax-exempt	2,014	1,119	4,530	3,394
Dividends	1,081	1,048	2,758	3,390
Interest on federal funds sold and other short-term investments	6,644	4,055	13,179	9,802
Total interest income	187,709	130,242	458,528	389,856
Interest expense
Deposits	75,209	63,785	189,440	186,278
Borrowings	10,483	5,570	22,432	20,952
Total interest expense	85,692	69,355	211,872	207,230

Net interest income	102,017	60,887	246,656	182,626
Provision for credit losses	5,500	3,800	44,700	10,300
Net interest income after provision for credit losses	96,517	57,087	201,956	172,326

Noninterest income
Deposit, loan and other income	3,836	1,817	8,412	5,063
Defined benefit pension plan curtailment gain	3,501	—	3,501	—
Employee retention tax credit	6,608	—	6,608	—
Income on bank owned life insurance	2,931	2,145	6,602	5,486
Net gains on sale of loans held-for-sale	859	343	1,372	2,126
Net gains on equity securities	1,674	432	2,550	309
Total noninterest income	19,409	4,737	29,045	12,984

Noninterest expenses
Salaries and employee benefits	32,401	22,957	80,212	67,809
Occupancy and equipment	5,122	2,889	11,280	8,797
FDIC insurance	2,400	1,800	6,200	5,400
Professional and consulting	2,929	2,147	7,893	5,998
Marketing and advertising	771	635	2,206	1,925
Information technology and communications	5,243	4,464	14,639	13,051
Restructuring and exit charges	994	—	994	—
Merger expenses	1,898	742	33,963	742
Bank owned life insurance restructuring charge	—	—	327	—
Amortization of core deposit intangibles	3,196	297	4,726	939
Other expenses	3,719	2,710	9,187	8,639
Total noninterest expenses	58,673	38,641	171,627	113,300

Income before income tax expense	57,253	23,183	59,374	72,010
Income tax expense	16,277	6,022	18,449	18,588
Net income	40,976	17,161	40,925	53,422
Preferred dividends	1,509	1,509	4,527	4,527
Net income available to common stockholders	$39,467	$15,652	$36,398	$48,895

Earnings per common share:
Basic	$0.79	$0.41	$0.83	$1.27
Diluted	0.78	0.41	0.83	1.27

ConnectOne's management believes that the supplemental financial information, including non-GAAP measures provided below, is useful to investors. The non-GAAP measures should not be viewed as a substitute for financial results determined in accordance with GAAP, and are not necessarily comparable to non-GAAP financial measures presented by other companies.

CONNECTONE BANCORP, INC.
SUPPLEMENTAL GAAP AND NON-GAAP FINANCIAL MEASURES

	As of
	Sept. 30,	Jun. 30,	Mar. 31,	Dec. 31,	Sept. 30,
	2025	2025	2025	2024	2024
	(dollars in thousands)
Selected Financial Data
Total assets	$14,023,585	$13,915,738	$9,759,255	$9,879,600	$9,639,603
Loans receivable:
Commercial	1,613,421	1,597,590	1,483,392	1,522,308	1,505,743
Commercial real estate	4,310,159	4,285,663	3,356,943	3,384,319	3,261,160
Multifamily	3,420,465	3,348,308	2,490,256	2,506,782	2,482,258
Commercial construction	728,615	681,222	617,593	616,246	616,087
Residential	1,233,305	1,254,646	256,555	249,691	250,249
Consumer	2,166	1,709	1,604	1,136	835
Gross loans	11,308,131	11,169,138	8,206,343	8,280,482	8,116,332
Net deferred loan fees	(4,495)	(4,661)	(5,209)	(5,672)	(4,356)
Loans receivable	11,303,636	11,164,477	8,201,134	8,274,810	8,111,976
Loans held-for-sale	—	1,027	202	743	-
Total loans	$11,303,636	$11,165,504	$8,201,336	$8,275,553	$8,111,976

Investment and equity securities	$1,272,335	$1,246,907	$655,665	$632,939	$667,112
Goodwill and other intangible assets	278,730	281,926	212,732	213,011	213,307
Deposits:
Noninterest-bearing demand	$2,513,102	$2,424,529	$1,319,196	$1,422,044	$1,262,568
Time deposits	2,977,952	3,065,015	2,550,223	2,557,200	2,614,187
Other interest-bearing deposits	5,878,241	5,788,943	3,897,811	3,840,870	3,647,350
Total deposits	$11,369,295	$11,278,487	$7,767,230	$7,820,114	$7,524,105

Borrowings	$833,443	$783,859	$613,053	$688,064	$742,133
Subordinated debentures (net of debt issuance costs)	201,677	276,500	80,071	79,944	79,818
Total stockholders' equity	1,538,344	1,496,431	1,252,939	1,241,704	1,239,496

Quarterly Average Balances
Total assets	$14,050,585	$11,108,430	$9,748,605	$9,563,446	$9,742,853
Loans receivable:
Commercial	$1,583,673	$1,486,245	$1,488,962	$1,487,850	$1,485,777
Commercial real estate (including multifamily)	7,630,195	6,404,302	5,852,342	5,733,188	5,752,467
Commercial construction	704,170	643,115	610,859	631,022	628,740
Residential	1,241,375	587,118	256,430	250,589	252,975
Consumer	6,747	5,759	5,687	5,204	7,887
Gross loans	11,166,160	9,126,539	8,214,280	8,107,853	8,127,846
Net deferred loan fees	(4,418)	(5,097)	(5,525)	(4,727)	(4,513)
Loans receivable	11,161,742	9,121,442	8,208,755	8,103,126	8,123,333
Loans held-for-sale	318	352	259	498	83
Total loans	$11,162,060	$9,121,794	$8,209,014	$8,103,624	$8,123,416

Investment and equity securities	$1,274,000	$845,614	$655,191	$653,988	$650,897
Goodwill and other intangible assets	280,814	235,848	212,915	213,205	213,502
Deposits:
Noninterest-bearing demand	$2,486,993	$1,680,653	$1,305,722	$1,304,699	$1,259,912
Time deposits	3,019,848	2,662,411	2,480,990	2,478,163	2,625,329
Other interest-bearing deposits	5,889,230	4,463,648	3,888,131	3,838,575	3,747,427
Total deposits	$11,396,071	$8,806,712	$7,674,843	$7,621,437	$7,632,668

Borrowings	$783,994	$723,303	$686,391	$648,300	$717,586
Subordinated debentures (net of debt issuance costs)	263,511	170,802	79,988	79,862	79,735
Total stockholders' equity	1,513,892	1,344,254	1,254,373	1,241,738	1,234,724

	Three Months Ended
	Sept. 30,	Jun. 30,	Mar. 31,	Dec. 31,	Sept. 30,
	2025	2025	2025	2024	2024
	(dollars in thousands, except for per share data)
Net interest income	$102,017	$78,883	$65,756	$64,711	$60,887
Provision for credit losses	5,500	35,700	3,500	3,500	3,800
Net interest income after provision for credit losses	96,517	43,183	62,256	61,211	57,087
Noninterest income
Deposit, loan and other income	3,836	2,570	2,006	1,798	1,817
Defined benefit pension plan curtailment gain	3,501	—	—	—	—
Employee retention tax credit	6,608	—	—	—	—
Income on bank owned life insurance	2,931	2,087	1,584	1,656	2,145
Net gains on sale of loans held-for-sale	859	181	332	597	343
Net gains (losses) on equity securities	1,674	347	529	(307)	432
Total noninterest income	19,409	5,185	4,451	3,744	4,737
Noninterest expenses
Salaries and employee benefits	32,401	25,233	22,578	22,244	22,957
Occupancy and equipment	5,122	3,478	2,680	2,818	2,889
FDIC insurance	2,400	2,000	1,800	1,800	1,800
Professional and consulting	2,929	2,598	2,366	2,449	2,147
Marketing and advertising	771	840	595	495	635
Information technology and communications	5,243	4,792	4,604	4,523	4,464
Restructuring and exit charges	994	—	—	—	—
Merger expenses	1,898	30,745	1,320	863	742
Branch closing expenses	—	—	—	477	—
Bank owned life insurance restructuring charge	—	—	327	—	—
Amortization of core deposit intangible	3,196	1,251	279	296	297
Other expenses	3,719	2,712	2,756	2,533	2,710
Total noninterest expenses	58,673	73,649	39,305	38,498	38,641

Income (loss) before income tax expense	57,253	(25,281)	27,402	26,457	23,183
Income tax expense (benefit)	16,277	(4,988)	7,160	6,086	6,022
Net income (loss)	40,976	(20,293)	20,242	20,371	17,161
Preferred dividends	1,509	1,509	1,509	1,509	1,509
Net income (loss) available to common stockholders	$39,467	$(21,802)	$18,733	$18,862	$15,652

Weighted average diluted common shares outstanding	50,462,030	42,173,758	38,511,237	38,519,581	38,525,484
Diluted EPS	$0.78	$(0.52)	$0.49	$0.49	$0.41

Reconciliation of GAAP Net Income to Operating Net Income:
Net income (loss)	$40,976	$(20,293)	$20,242	$20,371	$17,161
Restructuring and exit charges	994	—	—	—	—
Merger expenses	1,898	30,745	1,320	863	742
Estimated state tax liability on intercompany dividends	—	3,000	—	—	—
Initial provision for credit losses related to merger	—	27,418	—	—	—
Branch closing expenses	—	—	—	477	—
Bank owned life insurance restructuring charge	—	—	327	—	—
Amortization of core deposit intangibles	3,196	1,251	279	296	297
Net (gains) losses on equity securities	(1,674)	(347)	(529)	307	(432)
Defined benefit pension plan curtailment gain	(3,501)	—	—	—	—
Employee retention tax credit	(6,608)	—	—	—	—
Tax impact of adjustments	1,737	(17,168)	(420)	(585)	(171)
Operating net income	$37,018	$24,606	$21,219	$21,729	$17,597
Preferred dividends	1,509	1,509	1,509	1,509	1,509
Operating net income available to common stockholders	$35,509	$23,097	$19,710	$20,220	$16,088

Operating diluted EPS (non-GAAP) (1)	$0.70	$0.55	$0.51	$0.52	$0.42

Return on Assets Measures
Average assets	$14,050,585	$11,108,430	$9,748,605	$9,563,446	$9,742,853
Return on avg. assets	1.16%	(0.73)%	0.84%	0.84%	0.70%
Operating return on avg. assets (non-GAAP) (2)	1.05	0.89	0.88	0.90	0.72
Pre-provision net operating revenue ("PPNR") return on avg. assets (non-GAAP) (3)	1.61	1.52	1.34	1.31	1.13

(1) Operating net income available to common stockholders divided by weighted average diluted shares outstanding.
(2) Operating net income divided by average assets.

(3) Net income before income tax expense, provision for credit losses, merger charges, BOLI restructuring charges, restructuring and exit charges, employee retention tax credit, defined benefit pension plan curtailment gain, amortization of core deposit intangibles and net gains on equity securities divided by average assets.

	Three Months Ended
	Sept. 30,	Jun. 30,	Mar. 31,	Dec. 31,	Sept. 30,
	2025	2025	2025	2024	2024
	(dollars in thousands)
Return on Equity Measures
Average stockholders' equity	$1,513,892	$1,344,254	$1,254,373	$1,241,738	$1,234,724
Less: average preferred stock	(110,927)	(110,927)	(110,927)	(110,927)	(110,927)
Average common equity	$1,402,965	$1,233,327	$1,143,446	$1,130,811	$1,123,797
Less: average intangible assets	(280,814)	(235,848)	(212,915)	(213,205)	(213,502)
Average tangible common equity	$1,122,151	$997,479	$930,531	$917,606	$910,295
Return on avg. common equity (GAAP)	11.16%	(7.09)%	6.64%	6.64%	5.54%
Operating return on avg. common equity (non-GAAP) (4)	10.04	7.51	6.99	7.11	5.70
Return on avg. tangible common equity (non-GAAP) (5)	14.74	(8.42)	8.25	8.27	6.93
Operating return on avg. tangible common equity (non-GAAP) (6)	12.55	9.29	8.59	8.77	7.03

Efficiency Measures
Total noninterest expenses	$58,673	$73,649	$39,305	$38,498	$38,641
Restructuring and exit charges	(994)	—	—	—	—
Merger expenses	(1,898)	(30,745)	(1,320)	(863)	(742)
Branch closing expenses	—	—	—	(477)	—
Bank owned life insurance restructuring charge	—	—	(327)	—	—
Amortization of core deposit intangibles	(3,196)	(1,251)	(279)	(296)	(297)
Operating noninterest expense	$52,585	$41,653	$37,379	$36,862	$37,602

Net interest income (tax equivalent basis)	$103,155	$79,810	$66,580	$65,593	$61,710
Noninterest income	19,409	5,185	4,451	3,744	4,737
Defined benefit pension plan curtailment gain	(3,501)	—	—	—	—
Employee retention tax credit	(6,608)	—	—	—	—
Net (gains) losses on equity securities	(1,674)	(347)	(529)	307	(432)
Operating revenue	$110,781	$84,648	$70,502	$69,644	$66,015

Operating efficiency ratio (non-GAAP) (7)	47.5%	49.2%	53.0%	52.9%	57.0%

Net Interest Margin
Average interest-earning assets	$13,172,443	$10,468,589	$9,224,712	$9,117,201	$9,206,038
Net interest income (tax equivalent basis)	$103,155	$79,810	$66,580	$65,593	$61,710
Net interest margin (non-GAAP)	3.11%	3.06%	2.93%	2.86%	2.67%

(4) Operating net income available to common stockholders divided by average common equity.
(5) Net income available to common stockholders, excluding amortization of intangible assets, divided by average tangible common equity.
(6) Operating net income available to common stockholders, divided by average tangible common equity.
(7) Operating noninterest expense divided by operating revenue.

	As of
	Sept. 30,	Jun. 30,	Mar. 31,	Dec. 31,	Sept. 30,
	2025	2025	2025	2024	2024
	(dollars in thousands, except for per share data)
Capital Ratios and Book Value per Share
Stockholders equity	$1,538,344	$1,496,431	$1,252,939	$1,241,704	$1,239,496
Less: preferred stock	(110,927)	(110,927)	(110,927)	(110,927)	(110,927)
Common equity	$1,427,417	$1,385,504	$1,142,012	$1,130,777	$1,128,569
Less: intangible assets	(278,730)	(281,926)	(212,732)	(213,011)	(213,307)
Tangible common equity	$1,148,687	$1,103,578	$929,280	$917,766	$915,262

Total assets	$14,023,585	$13,915,738	$9,759,255	$9,879,600	$9,639,603
Less: intangible assets	(278,730)	(281,926)	(212,732)	(213,011)	(213,307)
Tangible assets	$13,744,855	$13,633,812	$9,546,523	$9,666,589	$9,426,296

Common shares outstanding	50,273,089	50,270,162	38,469,975	38,370,317	38,368,217

Common equity ratio (GAAP)	10.18%	9.96%	11.70%	11.45%	11.71%
Tangible common equity ratio (non-GAAP) (8)	8.36	8.09	9.73	9.49	9.71

Regulatory capital ratios (Bancorp):
Leverage ratio	9.35%	11.58%	11.33%	11.33%	11.10%
Common equity Tier 1 risk-based ratio	10.17	10.04	11.14	10.97	11.07
Risk-based Tier 1 capital ratio	11.17	11.06	12.46	12.29	12.42
Risk-based total capital ratio	13.88	14.35	14.29	14.11	14.29

Regulatory capital ratios (Bank):
Leverage ratio	10.35%	12.81%	11.67%	11.66%	11.43%
Common equity Tier 1 risk-based ratio	12.37	12.22	12.82	12.63	12.79
Risk-based Tier 1 capital ratio	12.37	12.22	12.82	12.63	12.79
Risk-based total capital ratio	13.38	13.24	13.79	13.60	13.77

Book value per share (GAAP)	$28.39	$27.56	$29.69	$29.47	$29.41
Tangible book value per share (non-GAAP) (9)	22.85	21.95	24.16	23.92	23.85

Net Loan Charge-offs (Recoveries):
Net loan charge-offs (recoveries):
Charge-offs	$5,173	$5,039	$3,555	$3,363	$3,559
Recoveries	(38)	(118)	(155)	(29)	(53)
Net loan charge-offs	$5,135	$4,921	$3,400	$3,334	$3,506
Net loan charge-offs as a % of average loans receivable (annualized)	0.18%	0.22%	0.17%	0.16%	0.17%

Asset Quality
Nonaccrual loans	$39,671	$39,228	$49,860	$57,310	$51,300
Other real estate owned	—	—	—	—	—
Nonperforming assets	$39,671	$39,228	$49,860	$57,310	$51,300

Allowance for credit losses - loans ("ACL")	$156,499	$156,190	$82,403	$82,685	$82,494
Less: nonaccretable credit marks	43,336	43,336	173	173	173
ACL excluding nonaccretable credit marks	$113,163	$112,854	$82,230	$82,512	$82,321

Loans receivable	11,303,636	11,164,477	8,201,134	8,274,810	8,111,976

Nonaccrual loans as a % of loans receivable	0.35%	0.35%	0.61%	0.69%	0.63%
Nonperforming assets as a % of total assets	0.28	0.28	0.51	0.58	0.53
ACL as a % of loans receivable	1.38	1.40	1.00	1.00	1.02
ACL excluding nonaccretable credit marks as a % of loans receivable	1.00	1.01	1.00	1.00	1.01
ACL as a % of nonaccrual loans	394.5	398.2	165.3	144.3	160.8

(8) Tangible common equity divided by tangible assets
(9) Tangible common equity divided by common shares outstanding at period-end

CONNECTONE BANCORP, INC.
NET INTEREST MARGIN ANALYSIS
(dollars in thousands)

	For the Three Months Ended
	September 30, 2025			June 30, 2025			September 30, 2024
	Average			Average			Average
	Balance	Interest	Rate (7)	Balance	Interest	Rate (7)	Balance	Interest	Rate (7)
Interest-earning assets:
Investment securities (1) (2)	$1,355,775	$14,581	4.27%	$935,996	$9,234	3.96%	$736,946	$6,157	3.32%
Loans receivable and loans held-for-sale (2) (3) (4)	11,162,060	166,541	5.92	9,121,794	132,865	5.84	8,123,416	119,805	5.87
Federal funds sold and interest- bearing deposits with banks	605,344	6,644	4.35	367,309	4,070	4.44	304,009	4,056	5.31
Restricted investment in bank stock	49,264	1,081	8.71	43,490	788	7.27	41,667	1,048	10.01
Total interest-earning assets	13,172,443	188,847	5.69	10,468,589	146,957	5.63	9,206,038	131,066	5.66
Allowance for loan losses	(159,157)			(98,030)			(83,355)
Noninterest-earning assets	1,037,299			737,871			620,170
Total assets	$14,050,585			$11,108,430			$9,742,853

Interest-bearing liabilities:
Money market deposits	3,041,528	24,578	3.21	2,016,336	15,467	3.08	1,607,941	13,610	3.37
Savings deposits	949,775	7,198	3.01	777,951	6,172	3.18	508,183	4,335	3.39
Time deposits	3,019,848	30,072	3.95	2,662,411	26,636	4.01	2,625,329	30,245	4.58
Other interest-bearing deposits	1,897,927	13,361	2.79	1,669,361	11,964	2.87	1,631,303	15,595	3.80
Total interest-bearing deposits	8,909,078	75,209	3.35	7,126,059	60,239	3.39	6,372,756	63,785	3.98

Borrowings	783,994	4,550	2.30	723,303	3,530	1.96	717,586	4,239	2.35
Subordinated debentures	263,511	5,917	8.91	170,802	3,361	7.89	79,735	1,312	6.55
Finance lease	1,068	16	5.94	1,139	17	5.99	1,349	20	5.90
Total interest-bearing liabilities	9,957,651	85,692	3.41	8,021,303	67,147	3.36	7,171,426	69,356	3.85

Noninterest-bearing demand deposits	2,486,993			1,680,653			1,259,912
Other liabilities	92,049			62,220			76,791
Total noninterest-bearing liabilities	2,579,042			1,742,873			1,336,703
Stockholders' equity	1,513,892			1,344,254			1,234,724
Total liabilities and stockholders' equity	$14,050,585			$11,108,430			$9,742,853

Net interest income (tax equivalent basis)		103,155			79,810			61,710
Net interest spread (5)			2.28%			2.27%			1.82%

Net interest margin (6)			3.11%			3.06%			2.67%

Tax equivalent adjustment		(1,138)			(927)			(823)
Net interest income		$102,017			$78,883			$60,887

(1)	Average balances are calculated on amortized cost.
(2)	Interest income is presented on a tax equivalent basis using 21% federal tax rate.
(3)	Includes loan fee income.
(4)	Loans include nonaccrual loans.
(5)	Represents difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities and is presented on a tax equivalent basis.
(6)	Represents net interest income on a tax equivalent basis divided by average total interest-earning assets.
(7)	Rates are annualized.